                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE
MEDIA CONTACT:
Christopher Spina
703-388-7031
christopher_spina@freddiemac.com

Freddie Mac Names Mark B. Grier as Interim CEO
MCLEAN, Va., March 16, 2021—Freddie Mac (OTCQB: FMCC) announced today that the company has named Mark B. Grier, Member of the Board of Directors and veteran of the financial services industry, as the company’s Interim Chief Executive Officer (CEO). Grier served as Vice Chairman and a Member of the Board of Directors of Prudential Financial, Inc. until his retirement in 2019. He joined the Freddie Mac Board in February 2020 and will continue to serve on the company’s Board during his tenure as Interim CEO.
“As a Member of the Board of Directors, Mark Grier is already an invaluable asset to Freddie Mac, bringing more than four decades of experience in finance, risk, markets and capital management. He is ideally suited to lead the company as we continue a thorough search for a permanent CEO,” said Sara Mathew, non-executive chair of Freddie Mac’s Board of Directors. “I thank Mark for his leadership and look forward to working closely with him to continue serving the nation’s homeowners and renters.”
Grier joined Prudential in 1995 as Chief Financial Officer and held several positions before being named to the Office of the Chairman in 2002 and as Vice Chairman in 2007. He oversaw a wide array of functions, including Finance, Risk Management, Chief Investment Office, Corporate Actuarial, Investor Relations, Global Business & Technology Solutions, and Global Marketing and Communications. He also led Global Strategic Initiatives, which oversaw Prudential’s international retirement and China strategies. In late 2001, he led the $3 billion initial public offering of Prudential Financial, which was one of the largest IPOs in history at the time.
Read Mark Grier’s full bio on www.freddiemac.com.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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